Exhibit 5.1

TROUTMAN SANDERS LLP Attorneys at Law Bank of America Plaza 600 Peachtree Street, NE, Suite 5200 Atlanta, Georgia 30308-2216 404.885.3000 telephone troutmansanders.com

December 10, 2012

PRGX Global, Inc.

600 Galleria Parkway,

Suite 100

Atlanta, Georgia 30339

Ladies and Gentlemen:

We have acted as counsel for PRGX Global, Inc., a Georgia corporation (the “Company”), in connection with the offering of shares of common stock, no par value per share (“Common Stock”), and the attached preferred share purchase rights of the Company evidencing the right to purchase, subject to the occurrence of certain events, one one-hundredth of a share of participating preferred stock (the “Preferred Stock Purchase Rights”) by the Company and certain shareholders of the Company pursuant to the Underwriting Agreement, dated December 5, 2012 (the “Underwriting Agreement”), among the Company, certain shareholders of the Company and William Blair & Company, L.L.C., as the representative of the several underwriters named in Schedule A thereto (the “Underwriters”). The Underwriting Agreement provides for the purchase by the Underwriters of 6,249,234 shares of the Company’s Common Stock (the “Firm Shares”), consisting of 2,500,000 shares of Common Stock to be sold by the Company (the “Company Shares” and collectively with the Preferred Stock Purchase Rights, the “Securities”) and 3,749,234 shares of Common Stock to be sold by certain shareholders of the Company (the “Selling Stockholders’ Shares”) and, at the option of the Underwriters, up to 937,385 additional shares of Common Stock to be sold by the Company pursuant to an overallotment option (the “Option Shares” and, collectively with the Firm Shares, the “Shares”). The Shares are to be offered and sold by the Company and certain shareholders of the Company pursuant to a prospectus supplement, dated December 5, 2012 (the “Prospectus Supplement”) and the accompanying base prospectus dated November 23, 2012 (the “Base Prospectus” and collectively with the Prospectus Supplement, the “Prospectus”) that form part of the Company’s registration statements on Form S-3 (File Nos. 333-171986 and 333-185027) (the “Registration Statements”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

In rendering our opinion, we have reviewed the Prospectus Supplement, the Registration Statements and the exhibits thereto. We have also reviewed such corporate documents and records of the Company, such certificates of public officials and such other matters as we have deemed necessary or appropriate for purposes of this opinion. We also have been furnished with, and with your consent have relied upon, certificates of officers of the Company with respect to certain factual matters.

We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies and the legal capacities of all natural persons.

ATLANTA    BEIJING    CHICAGO    HONG KONG    NEW YORK    NORFOLK    ORANGE COUNTY

RALEIGH    RICHMOND    SAN DIEGO    SHANGHAI    TYSONS CORNER    VIRGINIA BEACH    WASHINGTON, DC

PRGX Global, Inc.

December 10, 2012

The opinions expressed below are limited to the laws of the State of Georgia and the federal laws of the United States of America. Without limiting the generality of the foregoing, we express no opinion with respect to (i) state securities or “Blue Sky” laws or (ii) state or federal antitrust laws.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Securities to be sold by the Company have been duly authorized and when issued, delivered and paid for pursuant to the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

2.	The Selling Stockholders’ Shares and the related Preferred Stock Purchase Rights have been validly issued and are fully paid and nonassessable.

Please note that we are opining only as to matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K dated as of the date hereof filed by the Company and incorporated by reference into the Registration Statements and to the statements with respect to our name wherever it appears in the Registration Statements and the Prospectus. In giving the foregoing consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder. This opinion is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be relied upon, furnished or quoted by you for any other purpose, without our prior written consent.

Very truly yours,

/s/ Troutman Sanders LLP